Exhibit 10.7

[Proteon Therapeutics Letterhead]

September 23, 2013

Mr. Daniel Gottlieb

25 Suffolk Road

Sudbury, Massachusetts 01776

Re: Severance Agreement with Proteon Therapeutics, Inc.

Dear Daniel,

The purpose of this letter agreement (the “Agreement”), which shall be effective as of the date you sign this Agreement, is to set forth the terms of your severance benefits should your employment with Proteon be terminated prior to or following a Corporate Transaction (as defined below).

1.                                      Termination of Employment and Severance Benefits.

(a)                                 By the Company Without Cause.  The Company may terminate your employment hereunder without Cause. In the event of such termination, in addition to Final Compensation (as defined below), you shall be entitled to the following:

(i)                                     provided that no benefits are payable to you under a separate severance agreement as a result of such termination, in the event termination without Cause occurs within thirty (30) days prior to or three hundred sixty-five (365) days following a Corporate Transaction (as defined below), six (6) months of your Base Salary at the rate in effect on the date of termination, as applicable, less applicable withholdings and deductions, paid in a lump sum as provided below (the “Severance Payment”);

(ii)                                  if you are participating in the Company’s group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay, in the event termination without Cause occurs within thirty (30) days prior to or three hundred sixty-five (365) days following a Corporate Transaction, that portion of your COBRA premiums that the Company was paying prior to the effective date of termination for six (6) months following (the “Tail Period”) pay to you the premium payments it would have made for the remainder of the applicable Tail Period (the “COBRA Premiums”);

(iii)                               one hundred percent (100%) of any unvested stock options or unvested restricted shares held by you shall vest in full in the event your termination without Cause occurs within thirty (30) days prior to or three hundred sixty-five (365) days following a Corporate Transaction (as defined below);

(iv)                              at your request, the post-termination exercise grace period set forth in your stock option agreements shall be extended to provide for an exercise period of up to 180 days following the termination without Cause; provided, however, that such post-termination exercise grace period shall not be extended beyond the period of time that would enable the stock option to remain exempt under IRS Regulation 409A.

Any obligation of the Company to you in Section 1(a) is conditioned upon you signing and returning to the Company a timely and mutually agreeable effective release of claims (the “Release of Claims”) which form is attached as Exhibit A. The Release of Claims required for separation benefits in accordance with this Section 1(a) creates legally binding obligations on your part and the Company and its Affiliates therefore advise you to seek the advice of an attorney before signing it. The Severance Payments shall be payable and due as a lump sum and COBRA Premiums will commence thirty (30) days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by you, is received by the Company, subject to Section 3(d) hereof.

(b)                                 By the Company for Cause.  The Company may terminate your employment hereunder for Cause, as defined below, provided that the Company has given written notice to you setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for Termination:

(i)                                     Your conviction of any crime involving a felony or any crime involving moral turpitude;

(ii)                                  Your willful failure to perform, or gross negligence in the performance of, your duties and responsibilities to the Company which, if capable of being cured, is not cured within 30 days after written notice by the Company specifying in reasonable detail the nature of such failure or negligence;

(iii)                               Your material breach of this Agreement which, if capable of being cured, is not cured within 30 days after written notice by the Company specifying in reasonable detail the nature of such breach;

(iv)                              Your material breach of any agreements between you and the Company relating to confidentiality or inventions, including, without limitation, the Employee Confidentiality and Inventions Assignment Agreement between you and the Company that you are executing concurrently with this Agreement, which, if capable of being cured, is not cured within 30 days after written notice by the Company specifying in reasonable detail the nature of such breach;

Upon giving written notice to you that your employment with the Company has been terminated for Cause, the Company shall have no further obligation to you, other than for Final Compensation, as defined below.

(c)                                  If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to the termination of your employment with the Company (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with your choice of whether to reduce cash payments or stock option compensation or both) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Taxes results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

2.                                      Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)                                 “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b)                                 “Corporate Transaction” as used herein shall mean any (i) consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions to which the Company is a party, in which in excess of fifty percent (50%) of the Company’s voting stock is transferred, except for bona fide sales of the Company’s equity securities to venture investors for primarily fundraising purposes, or (iii) a sale of substantially all of the assets of the Company.

(c)                                  “Final Compensation” means (1) any Base Salary earned but not paid through the date of termination; (2) pay for any vacation time earned but not used through the date of termination, and (3) any business expenses incurred by you but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy.

(d)                                 “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

3.                                      Tax Matters.

(a)                                 Subsections (a) through (e) of this section are intended to help ensure that compensation paid or delivered to you pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to you that all compensation paid or delivered to you for your services will be exempt from, or paid in compliance with, Section 409A. You bear the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment of compensation for your services on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

(b)                                 For the purposes determining when amounts of otherwise payable on account of your termination of employment will be paid, “termination of employment” or words of similar import, as used in this Agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you and shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A on or following termination of employment. Furthermore, if you are a “specified employee” of a public company as determined pursuant to Section 409A as of your termination of employment, any amounts payable on account of your termination of employment which constitute deferred compensation within the meaning of Section 409A and which are otherwise payable during the first six months following your termination of employment shall be paid or provided to you in a lump sum on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

(c)                                  Any taxable reimbursement of business or other expenses, or any provision of taxable in-kind benefits to you, as specified under this Agreement, shall be subject to the following conditions: (1)

the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code (and, as a result, if there is a maximum dollar amount of expense reimbursement specified in this Agreement, only expenses in the first taxable year in which you could incur eligible expenses shall be eligible for reimbursement, to the limitation specified); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)                                 Any amounts otherwise payable on account of your termination of employment under this Agreement which (i) are conditioned in any part on a release of claims and (ii) would otherwise be paid (assuming the release is given) prior to the last day on which the release could become irrevocable assuming your latest possible execution and delivery of the release (such last day, the “Release Deadline”) shall be paid, if ever, only on the Release Deadline, even if your release becomes irrevocable before that date. The Employer may elect to make such payment up to thirty (30) days prior to the Release Deadline, however. If no such last day is specified in this Agreement, then, such last day will be the sixtieth (60th) day after your termination of employment.

(e)                                  In applying Section 409A to compensation paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)                                   The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of any options granted to you in connection with this Agreement or upon your sale or other disposition of the shares underlying any such options. You should rely on your own tax advisors for such advice. In particular, you acknowledge that in any event an option will not be treated as an ISO as to any shares acquired under any such option.

(i)                                     more than twelve months after your employment ends, if your employment ends on account of your death or total and permanent disability, or,

(ii)                                  more than three months after your employment ends, if your employment ends in any other circumstance.

4.                                      Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

5.                                      Assignment and Successors.  The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate, or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, and may not otherwise assign this Agreement or its rights and obligations hereunder. You may not assign or transfer this Agreement or any rights or obligations hereunder.

6.                                      Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.                                      Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

8.                                      Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

9.                                      Entire Agreement.  This letter, the Employee Confidentiality and Inventions Assignment Agreement that you are executing with the Company on the date hereof and the Stock Agreement constitute the entire agreement between the parties and amend and supersede all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.

10.                               Miscellaneous.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

Best Regards,

/s/ Timothy Noyes
Timothy P. Noyes
President and Chief Executive Officer

I have read, understand and accept the enclosed severance benefits from Proteon Therapeutics, Inc.

/s/ Daniel Gottlieb	10-2-13
Daniel Gottlieb	Date

Exhibit A

Form of Release of Claims

[AGE 40 and OVER FORM — Put final signatory version on Proteon Letterhead]

[Date]

[name and address]

Dear                :

Your last day of employment with Proteon Therapeutics, Inc. (the “Company”) will be                              (“Separation Date”). Information concerning various aspects of your benefit programs and severance arrangements are described below.

Effect of Separation

As of the Separation Date, you will be paid for all work performed through the Separation Date. Your eligibility to participate in any of the Company’s benefit plans will end as of the Separation Date.

You will be provided under separate cover an election form allowing you and your eligible dependents to participate in Company’s health and dental plans under the federal law known as COBRA. If you sign and return the election form in a timely manner, the Company will process enrollment so that you can receive health and dental insurance under COBRA. Even if you do not execute this Agreement, you have the right to continue your insurance under COBRA in accordance with the provisions of COBRA, which will be explained in the election form.

Severance Benefits

The Company is offering you the following severance consideration in exchange for a release by you of all claims against the Company, whether or not you actually have any such claims:

Subject to your execution of this Agreement as provided below, Company will provide you with the severance benefits set forth in that certain Severance Agreement, dated as of [DATE], 2013, by and between you and the Company.

Your Undertakings

You agree that the Company’s undertakings in this Agreement shall be in full and complete satisfaction of any and all sums which are now or might hereafter have become owing to you for services rendered by you to the Company during your employment, or otherwise in connection with your employment or the termination of your employment with the Company. You agree that the Company’s undertakings herein include consideration to which you would not be entitled absent entering into this Agreement.

Confidentiality and Nondisclosure

You agree that this Agreement is confidential and that you will not discuss the fact that it exists or its terms with anyone else except your immediate family members, attorney, tax accountant, or as required by law, and that disclosure under this paragraph will only be made after the individuals agree to maintain the confidential nature of this Agreement.

Protection of Confidential Information

You are reminded that, notwithstanding any provisions of this Agreement, you are subject to the terms of the Confidentiality, Developments, and Non-Competition Agreement executed by you on [DATE]. You acknowledge you have had access to information concerning the Company, its clients, and its affiliates, which is confidential or proprietary in nature (the “Confidential Information”). You agree that you will continue to protect the Confidential Information and that you will not use for your benefit or that of anyone else or disclose to anyone the Confidential Information in any manner. You acknowledge you have had access to information concerning the Company and its products and processes, which is confidential or proprietary in nature (the “Confidential Information”). You agree that you will continue to protect the Confidential Information and that you will not use for your benefit or that of anyone else or disclose to anyone the Confidential Information in any manner.

Return of Property

In signing this Agreement, you state that you have returned to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company and its affiliates, and all copies, and all keys, credit cards, computers, phone, and other tangible property of the Company and its affiliates, in your possession or control.

Non-Disparagement

The Company and you mutually agree not to make any statement or otherwise take any other action that would or might reasonably be interpreted as disparaging to the other. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent either you or the Company from providing truthful testimony in any legal proceeding.

Release of Claims

The Company wants to be certain that this Agreement will resolve any and all concerns that you might have and therefore requests that you carefully consider the terms of this Agreement, including the release of claims set forth below. This is an important legal document, and, accordingly, the Company encourages you to seek the advice of an attorney before you sign this Agreement.

Except as specifically described in this Agreement, this Agreement constitutes the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters.

In exchange for the consideration provided you under this Agreement, including the severance benefits described above, which you acknowledge you would not otherwise be entitled to receive, you hereby release, waive and discharge his right to assert any legal claim or right, known or unknown, that arose on or before the Effective Date (as defined below), against the Company and its affiliates, and all of their respective past and present directors, trustees, officers, shareholders, employees, agents, successors and assigns, both individually and in their official capacities arising from any conduct by the Company or any of the Company’s affiliates, parents, subsidiaries, directors, officers, shareholders, creditors, insurers, representatives, agents, or employees.

The claims you are releasing include, without limitation, any and all claims arising out of or related to your employment with the Company and your separation from employment with the Company. Such claims include, without limitation, any claims under the Massachusetts Fair Employment Practices Act,

M. GL c. 151B, the Massachusetts Wage Act, M GL c. 149 §148 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., and any federal, state and local statutes, common law, orders, and regulations prohibiting discrimination or harassment on the basis of age, sex, sexual orientation, race, color, disability, religion, national origin, and any other protected characteristic, as well as any common law claims, including without limitation claims arising out of agreements, representations or policies related to your employment, and claims for wrongful termination, misrepresentation, personal injury, emotional distress, breach of contract, interference with contractual or advantageous relations, and violation of the covenant of good faith and fair dealing. Notwithstanding the foregoing, nothing in this Agreement shall be construed to waive claims which cannot be waived under applicable law.

You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”). You are advised that this is an important legal document, and are further advised to consult with an attorney before entering into it. You affirm that you understands the terms of this Agreement and that you knowingly and voluntarily are entering into this Agreement.

Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s or any state Commission’s independent right and responsibility to enforce the law. You recognize, however, that this Agreement bars any claim you might have to receive monetary damages in connection with any Commission proceeding concerning matters covered by this Agreement.

You acknowledge that you have been paid all compensation owed for services performed for Company, and that in executing this release of claims, you are releasing all claims under the Massachusetts Wage Act. You acknowledge that you have not been denied any leave under the FMLA, and that you have not been retaliated against for taking such leave. You agree that these terms represent a full and final settlement of any and all claims you may have arising out of your employment with the Company, except that this Agreement shall not release or affect any vested rights you may have (1) under the Company’s 401 (k) plan, (2) under the terms of this Agreement, (3) to continue health insurance coverage under COBRA, and (4) which by law cannot be released in this manner.

Acknowledgments; Return and Effective Date

In signing this Agreement, you give assurance that you have had a full and reasonable opportunity to consider its terms; that you have read and understood all of those terms; and that your acceptance of this Agreement is freely and voluntarily given.

If the terms of this Agreement are acceptable to you, please sign and return this Agreement to me no later than twenty-one (21) days from the date you receive it. You may revoke this Agreement at any time during the seven (7) day period immediately following the date of your signing by either delivering a signed revocation notice or mailing such notice to me, at the Company’s offices so that it is postmarked no later than 7 days after you sign this Agreement. If you do not revoke this Agreement, then, at the expiration of that seven-day period, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above (the “Effective Date”).

The enclosed copy of this Agreement, which you should also sign and date, is for your records.

I want to take this opportunity on behalf of Company to wish you well in your future endeavors. If you should have any questions, please call me.

Sincerely,

Proteon Therapeutics, Inc.

By:
Name: Timothy P. Noyes
Title: President and Chief Executive Officer

I, the undersigned, having had the time to reflect, freely accept the above Agreement.

[employee name]	Date

[employee name] (PRINT)